EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this Joint Filing Agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of August 14, 2026.

Nomura Asset Management International Inc.

/s/ Fernando del Puerto
Name: Fernando del Puerto
Title: Managing Director

Nomura Investment Management Business Trust

/s/ Fernando del Puerto
Name: Fernando del Puerto
Title: Managing Director